UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported): May 9, 2016 (May 5, 2016)

OCEAN POWER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1590 Reed Road Pennington, NJ	08534

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 730-0400
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     On May 5, 2016, the Board of Directors of Ocean Power Technologies, Inc. (the “Company”) elected Mr. Steven M. Fludder and Mr. Robert K. Winters to the Company’s Board of Directors to serve until the Company’s 2016 annual meeting of stockholders and until their respective successors are elected and qualified. The Board of Directors also appointed Mr. Fludder to serve on the Compensation Committee. A copy of the press release issued by the Company announcing their election is attached hereto as Exhibit 99.1.

Mr. Fludder is currently Chief Executive Officer with alpha-En, a publicly traded innovative clean technology company focused on enabling next generation battery technologies by developing high purity lithium products. Prior to alpha-En, Mr. Fludder was Chief Executive of AECOM’s global Energy and Water practice. Prior to AECOM, he was Senior Executive Vice President, Division General Manager and Samsung group officer where he was head of worldwide sales and marketing for Samsung Engineering, a global engineering, procurement and construction (EPC) firm serving a broad range of energy industries including power, oil & gas, petrochemicals, and metallurgy. He was subsequently President of Samsung Techwin Power Systems Division. Mr. Fludder holds a Master’s degree in Mechanical Engineering from the Massachusetts Institute of Technology, a Bachelor’s degree in Mechanical Engineering from Columbia University, and a second Bachelor of Science degree from Providence College.

In connection with his appointment and consistent with the Company’s past practice, Mr. Fludder will participate in the non-employee director compensation arrangements offered by the Company from time to time including a cash retainer and an equity award. Specifically, Mr. Fludder will receive a $45,000 annual retainer, payable quarterly in arrears, and an equity award in the form of a an initial grant of stock options to purchase shares of the Company’s common stock with a fair value of $10,000 (based on the Black-Scholes formula) on the date of grant.

Mr. Winters brings 25 years of experience and expertise in global equity and fixed income markets to OPT. Currently, Mr. Winters is an Executive Vice President and the General Manager of Alpha IR Group’s New York City office. Alpha IR Group is a holistic investor relations consulting firm that provides strategic counsel and informs the decision-making of America’s leading public companies. Prior to Alpha IR, Mr. Winters was a Partner and Portfolio Manager with Zesiger Capital Group, a New York City based investment management firm, where he sourced and managed investments for a nearly $1 billion global portfolio. Prior to Zesiger Capital Group, Mr. Winters was a Managing Director and Senior Natural Resource Analyst at Bear Sterns and Company for almost 10 years. Mr. Winters also worked as an equity research analyst for Credit Suisse First Boston and started his career as an international trader analyst with Kilpatrick & Cody in Washington, D.C. Mr. Winters is a graduate of Georgetown University with a Bachelor of Arts in International Relations and History.

In connection with his appointment and consistent with the Company’s past practice, Mr. Winters will participate in the non-employee director compensation arrangements offered by the Company from time to time including a cash retainer and an equity award. Specifically, Mr. Winters will receive a $45,000 annual retainer, payable quarterly in arrears, and an equity award in the form of an initial grant of stock options to purchase shares of the Company’s common stock with a fair value of $10,000 (based on the Black-Scholes formula) on the date of grant.

There are no arrangements or understandings between either Mr. Fludder or Mr. Winters and any other persons pursuant to which either individual was selected as a director. There are no transactions involving either Mr. Fludder or Mr. Winters required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release of Ocean Power Technologies, Inc. dated May 9, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Date: May 9, 2016	By:	/s/ Mark A. Featherstone
Mark A. Featherstone
Chief Financial Officer